Exhibit 99.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Asterisks denote omissions.

March 14, 2006

Mr. Gary J. Zieziula

Vice President of Commercial Operations

Roche Laboratories, Inc.

100 Kingsland Street

Nutley, N.J. 02002

Re: 2006 Letter Amendment to Appendix D

Dear Mr. Zieziula,

We are pleased the Roche and Trimeris collaboration team for FUZEON has reached agreement on the issues pertaining to the 2006 marketing budget. This letter will memorialize these agreements we have recently reached, and upon execution by Roche Laboratories, will constitute a binding amendment to Appendix D of the Agreement dated July 1, 1999.

The specific agreements we have reached are as follows, and these will be in effect for calendar year 2006.

  The parties agree that the total marketing budget for Fuzeon for 2006 will be $[*]M, excluding the Trimeris marketing team expense. The $[*]M sum consists of Roche field force, Roche marketing team, Roche marketing shared services and the total Fuzeon "M-1" spend. These expenses will be split such that [*]% shall be paid by Roche and [*]% will be paid by Trimeris. In consideration for Roche paying more than the customary 50% share, Trimeris hereby agrees to waive any and all rights in 2006 to cap marketing expense at a percentage of Adjusted Gross Sales. Although the parties intend that, notwithstanding Paragraph 3 below, the total marketing spend for Fuzeon will not exceed $[*]M, the parties acknowledge and agree that Roche may, in its sole discretion, spend more or less than $[*]M, but Roche will be financially liable for any amount it spends in excess of $[*]M, unless otherwise agreed by the parties. The parties agree that the $[*]M sum and the programs to be funded with this money are consistent with meeting the standard of "best efforts" as required by Article 5.1 of the Agreement.
  Consistent with the July 1, 1999 Agreement, profits and losses will be split on a 50/50 basis for 2006.
  The "M-1" expense for 2006 will be $[*]M. The parties agree that Roche may increase or decrease this M-1 sum in its sole discretion, and without the ability of Trimeris to invoke any marketing expense cap, dependant upon actual sales, market opportunities and general business conditions for Fuzeon throughout 2006. The "M-1" sum, as it may (or may not) be revised, will be paid by the parties in accordance with Paragraph 1 above. The parties further agree that the cost of the Trimeris marketing team, which is capped at $[*], is not contained in the total marketing budget, and shall be paid for equally by the parties.
  While Roche has primary responsibility to market Fuzeon by reason of its ownership of the NDA, the parties agree that the Trimeris marketing and medical affairs teams will continue to work collaboratively with Roche on a range of programs as in prior years. This will be further described in a Memorandum of Understanding currently under negotiation, but the operative principle will be that both Roche and Trimeris personnel will be meaningfully involved in all major marketing programs. The Memorandum of Understanding will include a breakdown of the programs to be funded directly by Roche and those to be funded directly by Trimeris. The administrative function of paying invoices does not imply any greater control over those programs funded by either party than is otherwise agreed in this 2006 Amendment, and in the Memorandum of Understanding. All of these expenses will be shared in the manner stipulated under item #1 above. All the programs and activities, whether funded by Roche or Trimeris, are subject to the provisions on Paragraph 5 below, and in the event of disputes regarding the scope or details of these projects, and the budgets thereof, which are not resolved by good faith discussions between the CEO's of Roche and Trimeris, it is agreed that Roche will make the final determination on disputed items so as to avoid protracted delay by reason of said dispute.
  Regardless which marketing team and medical affairs team manages any particular project, the following principles must apply: (i) all marketing and medical education activities must be conducted in full compliance with all laws, regulations and guidance, as well as Roche internal procedures and operating standards; (ii) Roche and Trimeris will have full business, legal and regulatory input into the existence of and details of all programs in any way related to Fuzeon and (iii) in the event of disagreement between the parties on the legal or regulatory implications of certain programs or portions thereof, Roche shall have the final decision on whether and how to run individual programs based on Roche's interpretation of such legal or regulatory issues.

If Roche Laboratories is in agreement with the terms set forth above, please countersign where indicated below, and return one copy to me for our files.

The Roche-Trimeris North American collaboration on FUZEON achieved very good results in 2005. We look forward to working collaboratively and building further on this success in 2006. We appreciate your cooperation and look forward to a successful selling year.

Very truly yours,

/s/ Steven D. Skolsky

Steven D. Skolsky

Agreed and Accepted:

Roche Laboratories, Inc.

By /s/ Gary Zieziula

Title Vice President of Commercial Operations

Date March 14, 2006